SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

BOWNE & CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

from discipline comes

opportunity

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS ON MAY 27, 2004

BOWNE

PROXY STATEMENT

BOWNE & CO., INC.

Bowne & Co., Inc.
345 Hudson Street
New York, New York 10014

Robert M. Johnson Chairman, Chief Executive Officer and President

April 12, 2004

Dear Fellow Stockholder,

I am pleased to invite you to the Annual Meeting of Stockholders of Bowne & Co., Inc. on Thursday, May 27, 2004. Our meeting will begin at 10:00 A.M. local time in the ground floor exhibition hall of The Grolier Club, 47 East 60th Street in New York City. Since space is very limited, we are requiring an admission ticket for entry and ask that you request one by following the simple procedure on page 4 of this booklet. If you require handicapped access, please see the club’s doorman upon your arrival.

At this year’s Annual Meeting, we will build on the messages in our 2003 Annual Report “From Discipline Comes Opportunity.” This theme is a testament to the rigors that Bowne has experienced leading up to — and through — 2003 to better position our company for the future. It is not only a testimony to my colleagues at Bowne, but also to our customers and you, our shareholders, who had the confidence in our ability to manage through the most difficult of economic times so that we can reap the rewards of our continuing discipline — and we believe we are just beginning to see those rewards in 2004. Each of our businesses employed great discipline in weathering the challenges of 2003, and each enter 2004 stronger and better prepared for the opportunities we believe are ahead. 2003 is, in many ways, a difficult story to tell given some of the actions that we were required to take, but at the same time — as we have in our past — Bowne has emerged from difficult times a stronger, better positioned company for profitable growth.

Members of our senior management team will join me at the meeting to discuss where we’ve been, but more important, where we are going and how we will get there.

The following booklet tells you how to be represented at the Annual Meeting via Internet, telephone or mail registration, and how to use the enclosed voting card even if you are unable to attend. If you are not able to be there in person, you may still join us through a live Webcast of the proceedings. To participate in the Webcast, you must register on-line by following the easy instructions we will post on our website, www.bowne.com, beginning on or about May 22, 2004. Stockholders may also view our proxy statement, our annual report to stockholders and our Form 10-K annual report by visiting the Investor Relations section of our website. You may sign up for future Internet distribution of these documents when you send your voting instructions for this Annual Meeting.

Your vote is important to Bowne, even if you cannot personally join us on May 27. Regardless of your plans to attend, we ask that you return your signed voting instructions by one of the three methods described above so that your Bowne shares will be represented.

Cordially,

Bowne & Co., Inc.

345 Hudson Street
New York, New York 10014
(212) 924-5500

NOTICE OF ANNUAL MEETING

Stockholders of Bowne & Co., Inc. will hold their Annual Meeting on Thursday, May 27, 2004, beginning at 10:00 A.M. (local time), at The Grolier Club, 47 East 60th Street, New York, New York. A map of the area showing points of public transportation appears on the last page of this booklet.

The purpose of the Annual Meeting is to take action on two proposals:

Proposal One — To elect three nominees (Carl J. Crosetto, Douglas B. Fox and Lisa A. Stanley) to serve on the Company’s Board of Directors for three-year terms.

Proposal Two — To approve the appointment of KPMG LLP as the Company’s auditors for the current fiscal year.

The Board of Directors recommends that you vote IN FAVOR OF both proposals.

The Company’s proxy statement for the Annual Meeting appears on the following pages. The proxy statement discusses the two proposals and contains other information about the Company. It also explains how you may vote at the meeting in person or by proxy, and how you may do so using the enclosed voting card, the telephone or the Internet. Stockholders may act on additional business if the action is proper under Delaware law.

Only stockholders listed on the Company’s records at the close of business on April 1, 2004 may vote directly. Those who hold shares in street name may vote through their brokers, banks or other nominees. In order to attend the meeting in person, you must request a ticket of admission. This proxy statement, proxy card and voting instructions, along with our 2003 Annual Report and 2003 Form 10-K, are being distributed on or about April 12, 2004.

April 12, 2004

By order of the Board of Directors,

Vice President, Associate General Counsel
and Corporate Secretary

Proposal One -- Election of Three Directors
Proposal Two -- Appointment of Auditors
Your vote at the Annual Meeting
Information about the nominees and other directors
The Board and its committees
Comparison of five-year cumulative total return
Ownership of the common stock
Report on executive compensation by the Compensation and Management Development Committee
Executive Compensation
Contractual arrangements with executives
Other Information

PROXY STATEMENT

Proposal One — Election of three directors	1
Proposal Two — Appointment of Auditors	2
Your vote at the Annual Meeting	4
Who may vote?	4
Tickets required	4
How to vote shares registered in your own name	4
How to vote shares held by a broker	5
How will the representatives vote for you?	5
How to revoke voting instructions	5
How do we count votes?	5
If you give no instructions	5
Who pays for this solicitation?	5
Other business at the meeting	6
About this proxy statement	6
Webcast of the meeting	6
Results of the voting	6
Information about the nominees and other directors	7
The Board and its Committees	9
The Board of Directors	9
How directors are chosen	9
Communications with the Board	9
Committees of the Board	9
Compensation and Management Development Committee interlocks and insider participation	11
Participation at meetings	11
Compensation of directors	11
Report of the Audit Committee	14
Comparison of five-year cumulative total return	15
Ownership of the common stock	17
Securities ownership of certain beneficial owners	17
Stock ownership of management	18
Report on executive compensation by the Compensation and Management Development Committee	21
Executive compensation	26
Summary compensation table	26
Option grants in last fiscal year	28
Aggregated option exercises in last fiscal year and fiscal year-end option values	29
Long-term incentive plans — Awards in last fiscal year	30
Pension plans	32
Contractual arrangements with executives	33
Other Information	33
Proposals and nominations by stockholders	33
Section 16(a) Beneficial Ownership Reporting Compliance	33
About Form 10-K	33
Appendix A — Audit Committee Charter	A-1
This proxy statement is issued in connection with the 2004 Annual Meeting of Stockholders scheduled for May 27, 2004. This proxy statement and accompanying proxy card are first being mailed to stockholders on or about April 12, 2004.

The Board urges you to give instructions to the Company’s representatives to vote on your behalf at the Annual Meeting. If you cannot attend, or you do not wish to vote by a written ballot at the meeting, these Company representatives will act in your place as your proxies, and they will cast your vote in the way you tell them to. The following pages explain how you can give your voting instructions to the Company representatives either using the Internet or over the telephone, or by mailing the printed voting instructions card you received.

Proposal One — Election of Three Directors

The Board of Directors proposes the following three nominees for election as directors of the Company, and recommends that you vote IN FAVOR OF all three:

Carl J. Crosetto
Douglas B. Fox
Lisa A. Stanley

If you choose the Company representatives to cast your vote, they will vote in favor of the three nominees listed above, unless you tell them to do otherwise.

The election of each director requires a plurality of the votes cast at the Annual Meeting. A plurality is any number of shares, which is larger than the numbers cast for competing candidates. You may vote for any or all of the three nominees, but you may not cast more than one vote for any one nominee. For an explanation of how votes will be counted for this proposal, please see “How do we count votes?” on page 5 of this booklet. If a nominee becomes unable to serve before the meeting begins, the Company representatives may vote your shares in favor of a substitute nominee proposed by the Board of Directors.

The Company has three classes of directors with staggered terms of three years each so that the term of one class expires at each annual meeting. The Board has nominated Carl J. Crosetto, Douglas B. Fox and Lisa A. Stanley to “Class II.” If they are elected, their terms will expire at the Company’s Annual Meeting in 2007. After the election of three directors at the meeting, there will be a total of ten members on the Board of Directors of the Company, divided among the three classes, a majority of which the Board has determined will be “independent” directors as defined by the rules of the New York Stock Exchange.

The three nominees already serve as directors of the Company. They have consented to their nomination and agree to continue to serve if the stockholders reelect them at the meeting. On pages 7-8 of this booklet you will find biographies of all the current directors in alphabetical order. We have highlighted the three nominees. For each director we have included his or her age on the date of the meeting and principal occupation during the last five years. Additional information about the Board of Directors itself and its standing committees begins on page 9 of this booklet.

Proposal Two — Appointment of Auditors

The Board of Directors proposes and recommends that you vote IN FAVOR OF approving the appointment of KPMG LLP.

If you choose the Company representatives to cast your vote, they will vote in favor of approving the appointment of KPMG LLP, unless you tell them to do otherwise.

On March 10, 2004, the Board of Directors ratified the Audit Committee’s selection of the independent accounting firm of KPMG LLP to be auditors of the Company for the current fiscal year ending December 31, 2004. KPMG LLP has served as the Company’s auditors since 1998, and is independent with respect to the Company and its subsidiaries. They audit the Company’s financial statements and provide other professional services requested by the Company from time to time. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives of KPMG LLP will also have an opportunity to respond to appropriate questions from Stockholders at the Annual Meeting. The professional services provided by KPMG LLP and the aggregate fees for those services rendered during the years ended December 31, 2003 and 2002 were as follows:

Audit Fees. The aggregate fees billed for audit services for the years ended December 31, 2003 and 2002 were $1,480,232 and $1,305,206, respectively. Audit services include the audit of the financial statements included in the Company’s annual reports on Form 10-K, the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, statutory audits of foreign subsidiaries, comfort letters to underwriters and lenders, consent letters and services normally provided by the independent auditor in connection with statutory and regulatory filings.

Audit-Related Fees. The aggregate fees billed for audit-related services in the years ended December 31, 2003 and 2002 were $260,117 and $558,503, respectively. Audit-related services include the audits of the financial statements of the Company’s employee benefit plans, the audit of Berlitz GlobalNet related to its acquisition by the Company in September 2002, due diligence related to acquisition candidates and consultations concerning financial accounting and reporting standards.

Tax Fees. The aggregate fees billed for tax compliance services in the years ended December 31, 2003 and 2002 were $377,774 and $528,261, respectively. Tax compliance services include the preparation and review of the Company’s domestic and international tax returns and assistance with tax audits. The aggregate fees billed for tax consulting and advisory services in the years ended December 31, 2003 and 2002 were $37,000 and $258,247, respectively. Tax consulting and advisory services include research, studies, and planning related to the Company’s international subsidiaries.

All Other Fees. The aggregate fees billed for all other services not included in the first three categories in the years ended December 31, 2003 and 2002 were $0 and $324,546, respectively. Other services in 2002 consisted of various operational audit and process review services.

Audit Committee Pre-Approval Policies and Procedures

Consistent with SEC policies regarding auditor independence, the Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee, who is an independent director, has been delegated the authority by the Committee to pre-approve the engagement of the independent auditors if the fees for the service are estimated to be less than $50,000, unless the cumulative amount of fees for previously approved services exceeds 30% of the projected annual audit service fees, in which case pre-approval by the entire Audit Committee is required. Each quarter, the Audit Committee reviews the services provided by the independent auditor during the previous quarter as well as the services that were pre-approved by the Chairman of the Audit Committee during the quarter. 100% of all services provided by the Company’s independent auditor in 2003, which services were engaged subsequent to May 6, 2003, the effective date of the Sarbanes-Oxley Act requirement for Audit Committee pre-approval, were pre-approved by the Audit Committee or its chairman in accordance with the Company’s policy.

Your vote at the Annual Meeting

Who may vote? The record date for the Annual Meeting was April 1, 2004. This means you are entitled to vote if our records show you held one or more shares of the Company’s common stock when business closed on that day. A total of 34,966,871 shares of common stock were outstanding and entitled to vote on the record date, and each share is entitled to one vote. The Company has no other voting securities. The voting instructions card enclosed with this booklet shows the number of shares you held, and you may cast that same number of votes. A list of all stockholders on the record date will be available for inspection at the Company’s executive offices ten days before the meeting.

We will not hold the meeting unless a quorum of the stockholders attend in person or appoint the Company representatives or other proxies to vote in their place. Stockholders entitled to vote just over half the number of shares outstanding on the record date (that is, at least 17,483,436 shares) will constitute the necessary quorum.

Tickets required. Because seating will be limited at the Annual Meeting, a stockholder who wishes to attend in person must have a ticket of admission. Each stockholder may request one ticket either by mail addressed to the Corporate Secretary in care of the Company at 345 Hudson Street, New York, New York 10014 or by e-mail to scott.spitzer@bowne.com. If you forget to bring your admission ticket, you can attend the Annual Meeting only if you are a stockholder on the Company’s records and offer satisfactory identification. If you hold your shares through a broker, bank or nominee, you will need a voting instructions card from your broker as proof of ownership.

How to vote shares registered in your own name. If you owned common stock in your own name on the record date, then you are a holder of record and your shares are registered with the Company. This means you may use the voting instructions card enclosed with this booklet to tell the Company representatives how you want them to vote your shares. Be sure to sign, date and mail the card in the postage-paid envelope, which we sent with your card.

Or you may send your instructions by Internet or by telephone in the United States or by Internet if outside the United States, provided such instructions are received no later than the day prior to the day of the Annual Meeting. If you use the Internet or telephone, the Company will confirm that we have received your instructions. Whether you use the Internet or telephone, you will need the personalized control number we have printed on your voting card.

•	To vote by Internet, go to this special address on the Internet: https://www.proxyvotenow.com/bne After the prompt, enter the personalized control number from your voting card and then press “Enter.” Follow the on-screen instructions. When you finish, review your vote and print a copy if you wish. If it is correct, click on “Submit” to register your vote.

•	To vote by telephone, call this toll-free number from any touch-tone telephone in the United States: 1-866-874-4877. After the prompt, enter the personalized control number from your voting card and then press the # sign. Follow the recorded audio instructions. When you finish, the recording will replay your vote for your review. If it is correct, register your vote at the audio prompt.

Participants in Bowne’s 401(k) Savings Plan on the record date will have the same choice of ways to vote. The Company’s Form 10-K Annual Report describes that plan. If participants in Bowne’s 401(k) Savings Plan do not elect to vote by proxy, shares allocated to their Plan account will be voted by the Plan trustee as those shares held by the Plan for which the Plan trustee has received direction from Plan participants.

Stockholders who attend the Annual Meeting in person may vote by written ballot at that time. But even if you plan to attend, the Board still urges you to give your voting instructions to the Company representatives before the meeting in case your plans change. At the meeting you can change or revoke any instructions you gave previously.

How to vote shares held by a broker. If a broker, bank or other nominee holds common stock for your benefit, and the shares are not in your own name on the Company’s records, then your shares are “in street name.” In that case, your broker, bank or other nominee will advise you how to vote. Bowne reimburses them for forwarding this booklet and other material to you. If you have not heard from the broker, bank or nominee who holds your stock in street name, please contact them as early as possible. If you attend the meeting in person and want to vote shares held for you in street name, you must bring a written form of proxy from your broker, bank or nominee. It must name you as the sole representative entitled to vote. Be sure to give the form to the Corporate Secretary of the Company before voting starts.

How will the representatives vote for you? Whether you mail your instructions or send them by Internet or telephone, the Company representatives will vote your shares exactly as you tell them to. If you do not indicate how you want your shares voted, the Company representative will vote in the way the Company’s Board of Directors recommends. If there is an interruption or adjournment of the meeting before we complete the agenda, the Company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock in street name, they will normally ask for your instructions and vote your shares accordingly. If you give instructions to a broker, bank or nominee, they will tell the Company representatives to vote in the way you instruct.

How to revoke voting instructions. You may change or revoke your voting instructions at any time before the stockholders vote at the Annual Meeting. To revoke or change voting instructions you have given, you must tell the Corporate Secretary of the Company in writing before the stockholders vote. Of course, you may come to the Annual Meeting in person and vote your shares by written ballot at that time. If you want to vote in person, be sure to revoke in writing any voting instructions you gave before the meeting begins.

How do we count votes? Voting at the Annual Meeting will be confidential. The Bank of New York, the Company’s registrar and transfer agent, will count all the votes. Whether you choose the Company representatives to vote for you or you attend the meeting in person, your shares will count in determining whether we have the necessary quorum, even if you decide to abstain from voting or to vote against one or both of the proposals. Likewise, shares represented at the meeting by a broker, bank or other nominee will be counted in determining whether there is a quorum, regardless of whether you vote or abstain. But if a stockholder fails to vote or chooses to abstain from voting, his or her shares will not count as votes for or against the proposals. This means that the unvoted shares will not affect the outcome of the voting.

If you give no instructions. The New York Stock Exchange has determined that the proposal to elect directors as well as the proposal to approve the appointment of KPMG LLP as the Company’s auditors are “routine” under the applicable rules. This means that brokers, banks and other nominees will be able to vote stock they hold for you in street name even if you have not given instructions on the proposals. On the tenth day before the meeting, unless you have specified otherwise, your broker, bank or nominee will then direct the Company representatives to vote your shares in favor of electing the three nominees and the approval of the appointment of KPMG LLP as auditors.

Who pays for this solicitation? Bowne will pay the cost of solicitating your voting instructions. Employees and agents of the Company may solicit by personal interview or by any other means of communication including mail, fax, e-mail and telephone. These persons do not receive additional compensation for these services. The Company reimburses brokers, banks and other nominees for expenses they incur in forwarding copies of this booklet and other Company material to stockholders and in gathering their voting instructions. The Company has retained the proxy-soliciting firm of

D. F. King & Co., Inc. to assist in this solicitation for a fee that will not exceed $10,000, plus out-of-pocket expenses.

Other business at the meeting. The Company does not know of any business to be presented at the Annual Meeting besides the proposals to elect three directors and to approve the appointment of KPMG LLP as auditors. However, if other business comes before the meeting and is proper under Delaware law, the Company representatives will use their discretion in casting all the votes they are entitled to cast, except those votes for which they have contrary written instructions.

About this proxy statement. The Company’s management prepared this booklet and began sending it to stockholders on or about April 12, 2004. In addition, the proxy statement, annual report and Form 10-K are available on-line at the Company’s website (www.bowne.com).

When you give us your voting instructions, you may also indicate whether you want to receive Company materials by means of the Internet in the future. Until the Company notifies you otherwise, enrolling to receive your documents by means of the Internet will not remove your name from our regular mailing lists.

Some words have special meanings when we use them in this booklet. The terms “Company” and “Bowne,” as well as the words “we,” “us” and “our,” refer to Bowne & Co., Inc., a Delaware corporation.

The Company representatives are the two people (Robert M. Johnson and Scott L. Spitzer) chosen to vote in your place as your proxies at the Annual Meeting, or anyone else they choose to be their substitutes. We refer to the New York Stock Exchange as the “Exchange.” Finally, the terms “common stock,” “stock” and “shares” all mean the Company’s Common Stock, par value $.01 per share, which trades on the Exchange.

Webcast of the meeting. Stockholders who are unable to attend the meeting in person may follow it live on the Internet. Beginning on or about May 22, 2004, the Company intends to post information on our website (www.bowne.com), about how this webcast will work. To participate, stockholders must register electronically before the meeting begins by following the on-line instructions.

Results of the voting. After the Annual Meeting, the results of the voting will be available on our website (www.bowne.com), together with a transcript of the meeting and an archive copy of the webcast.

Information about the nominees and other directors

Carl J. Crosetto (Age 55)
Senior Advisor and a member of the Advisory Board, GSC Partners. Mr. Crosetto was President of the Company from December 2000 to December 2003. Previously he was Executive Vice President of the Company from December 1998, Senior Vice President of the Company from May 1998, and formerly President of a Company subsidiary, Bowne International L.L.C. He is also a director of Day International Group, Inc., and Speedflex Asia Ltd. He was first elected to the Company’s Board of Directors in 2000 and is a Class II director. If re-elected, his new term will expire in 2007.
Douglas B. Fox (Age 56)
Management Consultant and private investor. Mr. Fox is Chief Executive Officer of Renaissance Brands LLC and a director of Advanstar Communications Inc., Oreck Corporation, Arcade Marketing Inc. and Ziff Davis Media Inc. Previously he was Senior Vice President of Marketing and Strategy, Compaq Computer Corporation and Chief Marketing Officer and Senior Vice President of Marketing, International Paper Co. He was first elected to the Company’s Board of Directors in 2001 and is a Class II director. If re-elected, his new term will expire in 2007.
Robert M. Johnson (Age 58)
Chairman of the Board, Chief Executive Officer and President of the Company since January 1, 2004, and Chairman of the Board and Chief Executive Officer from 1997 to 2003. Mr. Johnson was Chief Executive Officer of the Company from 1996 to 1997. He was first elected to the Company’s Board of Directors in 1996 and has served as a director continuously since then. He is a Class III director. His term will expire in 2005.
Gloria M. Portela (Age 50)
Attorney and mediator. Senior Counsel of Seyfarth Shaw LLP since January 2003. Previously Ms. Portela was a Partner of Seyfarth Shaw from 1994. She is also Vice-Chair of the Board of Directors of University of St. Thomas. She was first elected to the Company’s Board of Directors in 2002 and is a Class I director. Her term will expire in 2006.
H. Marshall Schwarz (Age 67)
Retired Chairman of the Board of U.S. Trust Corporation. Mr. Schwarz, who is Chairman of the Company’s Executive Committee, also serves as a director of U.S. Trust Company and the Atlantic Mutual Companies. He was first elected to the Company’s Board of Directors in 1986 and has served as a director continuously since then. He is a Class III director. His term will expire in 2005.

Wendell M. Smith (Age 68)
President of Polestar Ltd. Until 1997, Mr. Smith served as Chairman of the Board of Baldwin Technology Company, Inc. He was first elected to the Company’s Board of Directors in 1992 and is a Class III director. His term will expire in 2005.
Lisa A. Stanley (Age 48)
Financial planning consultant, affiliated with Tax & Financial Group of Newport Beach, California. Ms. Stanley is also a Trustee and Vice President of Town Creek Foundation, Inc. She was first elected to the Company’s Board of Directors in 1998 and is a Class II director. If re-elected her new term will expire in 2007.
Vincent Tese (Age 61)
Cable television owner and operator. Mr. Tese is also a director of The Bear Stearns Companies, Inc., Custodial Trust Company, Cablevision, Inc., Lynch Interactive, National Wireless Holdings, Inc., Mack-Cali Realty Corp. Gabelli Asset Management, Magfusion, Inc., Xanboo Inc., Cabrini Mission Society, Catholic Guardian Society, Municipal Art Society, New York Presbyterian Hospital, and New York University School of Law. He was first elected to the Company’s Board of Directors in 1996 and is a Class I director. His term will expire in 2006.
Harry Wallaesa (Age 53)
Principal, The W Group. Previously Mr. Wallaesa was a Principal of Alex Partners LLC, President, Chief Operating Officer and a director of Safeguard Scientifics, Inc., Chairman of CompuCom Systems, Inc. and Chief Information Officer of Campbell Soup Company. He was first elected to the Company’s Board of Directors in 1999 and is a Class I director. His term will expire in 2006.
Richard R. West (Age 66)
Consultant. Dean Emeritus, Stern School of Business, New York University. Mr. West is also a trustee or director of Vornado Realty Trust, Vornado Operating Co., Alexander’s Inc., and several mutual funds advised by Merrill Lynch Investment Management or its affiliates. He was first elected to the Company’s Board of Directors in 1994 and is a Class I director. His term will expire in 2006.

The Board and its committees

The Board of Directors. Periodically throughout the year, the Board of Directors and its standing committees meet to direct and oversee management of the Company. The Board held 7 meetings during 2003. In addition, the committees of the Board met a total of 14 times and took action without formal meetings when appropriate. Board members also share information and exchange views with the Chairman and with each other informally and in executive sessions of non-employee directors following Board meetings on matters that concern the Company and its stockholders. The chairmanship of these executive sessions rotates among the non-employee directors.

How directors are chosen. The Nominating and Corporate Governance Committee (the “Committee”) is responsible for assisting the Board in identifying individuals qualified to become Board members and recommending to the Board director, nominees for each annual meeting of stockholders. It is the Committee’s policy to consider candidates recommended by stockholders (see the description of the procedure under the heading “Communications with the Board”), Company management, other Board members or any interested person. The same criteria the Committee uses for evaluating director nominees will be used to evaluate candidates recommended by stockholders. The Committee considers the qualifications of candidates based upon its charter and the Company’s corporate governance guidelines. The Committee selects individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who would be most effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the stockholders. The Committee charter and the corporate governance guidelines may be found on the Company’s website (www.bowne.com). The Committee has authority to retain search firms to assist in identifying and evaluating director candidates and to approve fees and retention terms for such advisors, but has not done so in connection with the selection of the three nominees for election as director listed on page 1 of this booklet. The Committee did not receive any recommendations for nominees from a shareholder or group of shareholders that beneficially owned more than 5% of the Company’s common stock for at least one year. The Committee recommended the three nominees for election as directors. Stockholders may also nominate Board candidates at the Annual Meeting, and we have described the procedure for this, with the advance notice required, under the heading “Proposals and nominations by stockholders” on page 33 of this booklet.

Communications with the Board. A stockholder who wants to communicate with the Board, individual Board members or a board committee including the Nominating and Corporate Governance Committee to recommend a candidate, should write to Scott L. Spitzer, Vice President, Associate General Counsel and Corporate Secretary, Bowne & Co. Inc., 345 Hudson Street, New York, New York 10014. The Corporate Secretary will forward all such communications to such Board members. If the communication is a stockholder recommendation for Board membership, it must be in writing and must identify the proposer. It must also be accompanied by detailed information about the proposed nominee and that person’s consent to have his or her name put in nomination and agreement to serve, if elected. It must also be received in a timely manner and otherwise comply with the Company’s By-Laws. See the description of the procedure under the heading “Proposals and nominations by stockholders” on page 33 of this booklet.

Committees of the Board. The Board has five standing committees. The principal functions and current membership of each committee is as follows:

•	Executive Committee. The Executive Committee has many of the powers of the full Board in directing management of the Company and may exercise those powers between regular Board meetings. However, this committee may not amend the Company’s by-laws, fill vacancies on the Board, make other fundamental corporate changes or take actions which require a vote of the full Board under Delaware law. The current members of the Executive Committee all of who, with the exception of Mr. Johnson, the Board of Directors has determined meet the criteria for “independence” contained in the rules of the New York Stock Exchange, are Mr. Schwarz (chairman), Mr. Johnson, Ms. Stanley, Mr. Tese and Mr. West. In 2003, this committee met two times and took action five times by written consents in lieu of meetings.

•	Nominating and Corporate Governance Committee. As described above, the Nominating and Corporate Governance Committee assists the full Board in identifying qualified individuals to become Board members. It also assists the full Board in determining the composition of the Board committees, monitoring the process to assess Board effectiveness and developing and implementing the Company’s corporate governance guidelines. All members of the Committee are required to be “independent” directors as determined by the rules of the New York Stock Exchange and, unless the Board otherwise determines, the Committee shall be composed of the “independent” directors of the Executive Committee. The current members of the Nominating and Corporate Governance Committee, all of who the Board of Directors has determined meet the criteria for “independence” contained in the rules of the New York Stock Exchange, are Mr. Schwarz (chairman), Ms. Stanley, Mr. Tese and Mr. West. The Committee was formally established by the Board in November, 2003 and held its first meeting in January, 2004. The Committee has a charter and it is available on the Company’s website (www.bowne.com).

•	Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the financial statements of the Company, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor, and the performance of the Company’s internal audit function and the independent auditor. In connection with the performance of these functions, the Audit Committee recommends independent public accountants to serve as the Company’s auditors and reviews the Company’s annual report on Form 10-K with the auditors. Together with the Company’s Chief Financial Officer, the Committee reviews the scope and the results of the annual audit, as well as the auditors’ fees and other activities they perform for the Company. The Audit Committee also oversees internal controls and looks into other accounting matters if the need arises. The current members of the Audit Committee are Mr. Fox (chairman), Mr. Smith, Ms. Stanley and Mr. Wallaesa all of who the Board of Directors has determined meet the criteria for “independence” contained in the rules of the New York Stock Exchange. The Board of Directors approved a revised Audit Committee Charter at its November 20, 2003 meeting. The revised charter is attached as Appendix A to this booklet. The Committee met five times in 2003. The Board of Directors has determined that Mr. Fox and Mr. Smith are “audit committee financial experts” as that term is defined in Securities and Exchange Commission rules.

•	Finance Committee. The Finance Committee assists the Board of Directors in fulfilling its responsibilities with respect to corporate funding policy, budget forecasts and financial objectives, financial commitments, dividends and related policies. In addition, the Committee assists the Board in overseeing investment policies and the performance of the various funds held in trust for the Company’s employee benefits plans. The current members of the Finance Committee, all of who the Board of Directors has determined meet the criteria for “independence” contained in the rules of the New York Stock Exchange, are Mr. West (chairman), Mr. Fox, Ms. Portela and Mr. Smith. The Committee met four times in 2003.

•	Compensation and Management Development Committee. The Compensation and Management Development Committee assists the Board of Directors in carrying out its responsibility with respect to the Company’s compensation programs, executive succession planning and management development. In connection with the performance of these functions, the Committee reviews base salaries, bonuses and incentive compensation for officers of the Company and other members of senior management. This Committee administers compensation programs, which involve present or deferred awards of the common stock, as well as those calling for cash payments. The Committee oversees management development and continuity programs. The Committee also reviews any newly proposed compensation plans, while overseeing the administration of existing retirement, profit-sharing and other employee benefits plans for the Company’s employees. Before significant changes affecting employees go into effect, the Committee normally asks the full Board of Directors to approve those changes. The current members of the Committee, all of who the Board of Directors has determined meet the criteria for “independence” contained in the rules of the New York Stock Exchange, are Mr. Tese (chairman), Ms. Portela, Mr. Schwarz and Mr. Wallaesa. The Committee met three times in 2003.

Compensation and Management Development Committee interlocks and insider participation. No member of the Compensation and Management Development Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2003 or was formerly an officer of the Company or any of its subsidiaries.

Participation at meetings. During fiscal year 2003 each member of the Board of Directors participated in at least 75% of the Board and committee meetings which he or she was entitled to attend. The Company’s corporate governance guidelines state that directors are expected to attend the Annual Meeting of Stockholders. All of the directors attended the previous year’s Annual Meeting of Stockholders.

Compensation of directors. Directors who are employees of the Company (currently Mr. Johnson) receive no fees for Board and committee service. On the other hand, each non-employee director receives a $50,000 annual retainer payable in quarterly installments following each fiscal quarter. Non-employee members of the Audit Committee receive an additional retainer of $10,000 per year, or $20,000 in the case of the chairman of that committee. Non-employee members of the Executive Committee receive an additional retainer of $8,000 per year, or $16,000 in the case of the chairman of that committee. The members of the Nominating and Corporate Governance Committee as well as the non-employee members of the Compensation and Management Development Committee and the Finance Committee receive an additional retainer of $5,000 per year, or $10,000 in the case of the chairman of those committees. Directors who are not employees also receive a fee of $1,000 for each Board meeting attended. When directors take action by written consent without a formal meeting, they receive no compensation for that service.

In connection with Mr. Crosetto’s retirement as an executive of the Company, the Company signed a two-year consulting agreement with Mr. Crosetto. Pursuant to the consulting agreement, Mr. Crosetto continues as a member of the Board and provides the Company and its affiliates with assistance in sales and marketing and with certain other projects. In consideration of these services and non-competition provisions, Mr. Crosetto receives $255,000 in annual consulting fees and reimbursement for reasonable business-related expenses. Mr. Crosetto received $28,550 as a one-time payment in lieu of a car allowance for the consulting period. The consulting agreement also provides that the consulting fees are in lieu of Board retainers and fees, other than stock options. For Board service during 2004, Mr. Crosetto received 30,000 options on the Company’s common stock at an exercise price of $13.855 and which vest over two years.

The Company encourages its Board members to hold substantial equity interests by requiring each director to defer at least $30,000 of the annual Board retainer and by permitting each director, on an annual basis, to elect voluntary deferral of some or all of the remaining fees and retainers. Directors may choose either non-qualified stock options or deferred stock units in place of cash, as long as they notify the Company of their choice before the year begins. For 2003, all but two directors made voluntary deferrals of some or all of their compensation. The Stock Plan for Directors, first adopted in 1997, governs these tax-free deferrals of compensation.

Deferred stock units represent the right to receive a like number of shares of common stock at a future date, subject to distribution rules. They earn the equivalent of the Company’s cash dividends, which we invest in more deferred stock units, but they do not confer voting rights. The Company further encourages deferral by adding a 20% match to any Board and committee compensation that a director voluntarily defers, other than the portion of the annual Board retainer which he or she must defer. The fair market value of the Company’s Common Stock based on the average of high and low stock price on the day before and the two days following the quarterly earnings call with investors is the value the Company uses in converting Board compensation for retainer payments or attendance fees earned during a calendar quarter into deferred stock units. When a non-employee director retires from the Board, the Company will issue him or her shares from the corporate treasury equal in number to the deferred stock units accrued through the retirement date. The Company normally distributes these shares in two installments within fifteen months following the director’s retirement.

A director may choose to convert Board compensation into stock options, rather than receiving it as cash or deferred stock units. In that case, the fair market value of the Company’s common stock based on the average of high and low stock price on the day before and the two days following the quarterly earnings call with investors will determine the value for the conversion. The dollar figure to which the Company applies this conversion value will be three times the amount of compensation the director wants to defer, after adding the Company’s 20% match mentioned earlier, to the extent that a particular deferral is voluntary. The Company believes that multiplication by three adjusts appropriately for variability in the market value of the stock and the fact that a payment is required to exercise the option. The Company will then formally grant the resulting number of options to the director as of the last trading day of the year. These options become exercisable on the first anniversary of the formal grant, subject to customary vesting rules, and expire on the tenth anniversary. If the director later exercises his or her options by paying the fixed exercise price, the Company will issue the resulting common stock from the corporate treasury.

As a further measure to increase equity participation by the Board and better align the directors’ interests with those of other stockholders, a new non-employee director who joins the Board receives an award of deferred stock units equivalent in market value to $30,000 for Board membership. This one-time award will vest over the director’s first four years of Board service, and the Company will then issue the corresponding common stock when the director retires.

Stock ownership guidelines approved by the Board and effective January 1, 2004 are designed to increase linkage between shareholders and non-employee directors, as well as senior executives, through an expected level of ownership and retention of stock within five years. Shares credited toward meeting the ownership guidelines include all shares owned outright and deferred stock units and exclude stock option grants.

In December 2003, each director received a non-qualified stock option grant of 5,000 shares allowing the director to purchase shares at the market value on the date of grant. The 2003 stock options will fully vest on the first anniversary of the grant date and have a ten-year expiration period. If a director terminates service due to death, disability or retirement, these options will be exercisable for three months after termination, and then only to the extent they could be exercised at the time of termination. These post-termination exercise periods never extend the expiration date past the tenth anniversary of the grant date.

The Company has established a separate board of directors for BGS Companies, Inc. (BGS), the holding company for the Bowne Global Solutions operations. Two members of the Board, Mr. Fox and Mr. West, also serve on the BGS Board of Directors. In addition to their compensation as members of the Board, they received compensation as members of the BGS Board of Directors consisting of the following: an annual retainer of $10,000; and meeting fees of $3,000 for each BGS Board of Directors meeting attended and $2,000 for each BGS Board committee meeting attended.

Finally, the Company has a Matching Gifts Program for non-employee directors. Under this program, the Company matches a director’s qualified charitable contributions up to $5,000 each year. The Company also reimburses reasonable travel expenses, which its directors incur in attending Board and committee meetings and fees and expenses in connection with director continuing education.

Report of the Audit Committee

The Audit Committee of the Board of Directors (the “Committee”) assists the Board in fulfilling its responsibility to relevant constituencies, including stockholders and potential stockholders of the Company, regarding internal controls, corporate accounting practices, reporting practices, and the quality and integrity of the financial reports of the Company. The Committee also maintains free and open communication among the Board, the Company’s financial management, including its Chief Financial Officer and its Director of Internal Audit, other Company executives, including its General Counsel, and its independent public accountants, KPMG LLP. Company management has primary responsibility for the financial statements and for the Company’s compliance with legal and regulatory requirements. The Company’s auditors are responsible for expressing an opinion on conformity of the Company’s audited financial statements to generally accepted accounting principles. It is the Committee’s responsibility to monitor and oversee the performance of these responsibilities and to report to the full Board of Directors.

We have determined that each member of the Committee is an “independent director” as defined in the Listing Standards of the New York Stock Exchange and that the Committee is a “qualified audit committee” as defined in the Exchange’s Corporate Governance Standards. In May 2000, the Board of Directors adopted a formal charter for the Committee and most recently amended that charter in November 2003. The charter is posted on the Company’s website (www.bowne.com).

The Committee reviewed and discussed the audited financial statements for fiscal 2003 with the Company’s auditors, with management, and with the entire Board of Directors. The Committee also examined with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committee,” as amended) and the Sarbanes-Oxley Act of 2002. In addition, the Committee has received from the auditors the letter and written disclosures respecting fiscal 2003, which are required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with them their independence from the Company and its management. Furthermore, the Committee considered and determined that the auditors’ non-audit services to the Company were consistent with the guidelines established to ensure auditor independence.

Based upon our reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board agreed, that the audited financial statements for fiscal 2003 be included in the Company’s annual report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

This report by the Committee is not to be deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended, and is not to be incorporated by reference into any other filing of the Company under those statutes except to the extent that the Company may expressly refer to this report for incorporation by reference in a particular instance.

The undersigned, being all the members of the Audit Committee, submit this report to the Company’s stockholders.

Douglas B. Fox, Chairman
Wendell M. Smith
Lisa A. Stanley
Harry Wallaesa

Comparison of five-year cumulative total return

The following graph shows yearly changes in the total return on investment in Bowne common stock on a cumulative basis for the Company’s last five fiscal years. The graph also compares two other measures of performance: total return on the Standard & Poor’s 500 Index, and total return on the Standard & Poor’s Services (Commercial & Consumer) Index. For convenience, we refer to these two comparison measures as “S&P 500” and “S&P Services Index”, respectively.

The Company chose the S&P 500 because it is a broad index of the equity markets. We chose the S&P Services Index as our own peer group because it represents the capital-weighted performance results of companies in specialized commercial consumer services. The S&P 500 includes the companies represented in the S&P Services Index.

We calculated the yearly change in Bowne’s return in the same way that both the S&P 500 and the S&P Services Index calculate change. In each case, we assumed an initial investment of $100 on December 31, 1998. In order to measure the cumulative yearly change in that investment over the next five years, we first calculated the difference between, on one hand, the price per share of the respective securities on December 31, 1998 and, on the other hand, the price per share at the end of each succeeding fiscal year. Throughout the five years we assumed that all dividends paid were reinvested into the same securities. Finally, we turned the result into a percentage of change by dividing that result by the difference between the price per share on December 31, 1998 and the price per share at the end of each later fiscal year.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

Bowne & Co., Inc.	100.00	76.73	61.38	75.79	72.04	83.19
S&P 500	100.00	121.04	110.02	96.95	75.52	97.18
S&P Services Index	100.00	98.91	77.63	105.84	84.50	128.43

Ownership of the common stock

Securities ownership of certain beneficial owners. The Company does not know of any individual who is the beneficial owner of more than 5% of the common stock that was outstanding on the record date for the Annual Meeting. The only institutional investors known to have held more than 5% on that date are set forth in the following table which shows each firm’s percentage of shares actually outstanding on the record date. We took this information from the most recent reports on Schedule 13G, as filed for each such person with the Securities and Exchange Commission before the record date for the Annual Meeting.

		Amount of		Nature of
		beneficial	Percent of	beneficial
Stockholder	Address	ownership	outstanding	ownership

Dimensional Fund Advisors Inc.	1299 Ocean Avenue Santa Monica, CA 90401	2,417,011(1)	6.9%	sole voting and dispositive power

AXA Financial, Inc.	1290 Avenue of the Americas New York, NY 10104	2,165,351(2)	6.2%	sole and shared voting and dispositive power(2)

Pzena Investment Management, LLC	120 West 45th Street New York, NY 10036	1,806,375(3)	5.2%	sole voting and dispositive power

Notes:

(1) Dimensional Fund Advisors Inc. (“Dimensional”) is an investment advisor and serves as an investment manager of certain funds. The number shown in the Amount of beneficial ownership column represents the total number of shares of the Company’s common stock owned by such funds. Dimensional possesses voting and/or investment power for the shares of common stock of the Company owned by the funds.

(2) AXA Financial, Inc. (“AXA”) is a parent holding company. The number shown in the Amount of beneficial ownership column represents the total number of shares of the Company’s common stock held by it and its affiliates. 1,384,601 of the shares that are beneficially owned are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment adviser. Alliance Capital Management L.P. is a subsidiary of AXA Financial, Inc. Of these shares, 950 shares are beneficially owned by the Equitable Life Assurance Society of the United States, a subsidiary of AXA Financial, Inc. AXA Financial, Inc. is owned by AXA, and the other filing persons, as a group, control AXA. The remaining 779,800 shares are beneficially owned by AXA Rosenberg Investment Management LLC, a subsidiary of its parent holding company AXA.

The following table describes the nature of the beneficial ownership of the shares among the AXA entities:

			Deemed to Have	Deemed to Have
	Deemed to Have	Deemed to Have	Sole Power to	Shared Power to
	Sole Power to	Shared Power to	Dispose or to	Dispose or to
	Vote or to Direct	Vote or to Direct	Direct the	Direct the
	the Vote	the Vote	Disposition	Disposition

Alliance Capital Management L.P.	1,204,665	15,950	1,384,601	0
The Equitable Life Assurance Society of the United States	950	0	950	0
AXA Rosenberg Investment Management LLC	587,500	0	0	779,800

Total	1,793,115	15,950	1,385,551	779,800

(3) Pzena Investment Management, LLC (“Pzena”) is an investment advisor. The clients of Pzena have the right to receive or the power to direct the receipt of dividends, or the proceeds from the sale of the Company’s common stock.

Stock ownership of management. The following table shows the number of beneficial owners of the Company’s common stock for each member of the Board of Directors, including the three current nominees for election to the Board, as of the record date for the Annual Meeting. The table also shows the beneficial ownership of the Company’s Chief Executive Officer and four other most highly compensated senior executives on the record date, as well as the aggregate number of shares owned beneficially, as a group, by 21 directors and corporate officers including the Chief Executive Officer and the four other most highly compensated senior executives. The following table assumes that an individual beneficially owns any shares which he or she may acquire by exercising options which are exercisable within sixty days after the record date, by converting stock equivalents or by withdrawing from an employee benefits plan, even if that individual has not yet made the exercise, conversion or withdrawal of the stock.

No individual listed in the following table, other than Robert M. Johnson, beneficially owned more than 1% of the common stock outstanding on the record date. Robert M. Johnson beneficially owned 3.1% of the common stock outstanding on the record date. The number of shares listed in the following table as beneficially owned for all directors and officers as a group is 8.7% of the common stock outstanding on the record date.

Stock ownership of management	Number of shares and nature of
Name or group	beneficial ownership(1)

C. Cody Colquitt	126,013	(2)
Carl J. Crosetto	243,200	(3)
James E. Fagan, Jr.	93,342	(4)
Doublas B. Fox	33,732	(5)
Robert M. Johnson	1,084,898	(6)
Gloria M. Portela	15,265	(7)
H. Marshall Schwarz	55,867	(8)
Wendell M. Smith	23,972	(9)
Lisa A. Stanley	215,582	(10)
Kenneth Swanson	149,268	(11)
Vincent Tese	45,548	(12)
Harry Wallaesa	40,711	(13)
Richard R. West	78,494	(14)
All directors and corporate officers as a group	3,043,129	(15)

Notes:

(1) The beneficial ownership reported in the table is direct unless otherwise noted. The Company understands that each individual named has sole power to vote or to dispose of the shares. The shares reported in the table include these forms of ownership:

•	Shares of common stock beneficially owned out-right on the record date, either on the records of the Company or in street name,

•	Shares subject to stock options exercisable on the record date, or which will become exercisable within 60 days after the record date,

•	Shares owned indirectly through the Bowne Stock Fund in the 401(k) Savings Plan, determined from the latest quarterly calculation of account balances under that plan,

•	Deferred stock units awarded to individual executives under the Long-Term Performance Plan or the Deferred Award Plan, and

•	Deferred stock units credited to individual non-employee directors under the Stock Plan for Directors or the 1999 Incentive Compensation Plan, including units resulting from the conversion of cash retirement benefits that accrued to individual directors prior to the effective date of the Stock Plan for Directors, as well as units resulting from the one-time award made to each director elected after the Stock Plan for Directors went into effect in 1997.

The table assumes that all deferred stock units are fully distributed and may be converted into common stock within 60 days after the record date, and that cash dividends payable on deferred stock units through the record date have been reinvested in additional shares.

(2) Includes 2,200 shares owned, options to purchase 101,700 shares, 20,344 deferred stock units, and 1,769 shares held in the Bowne Stock Fund in the 401(k) Savings Plan.

(3) Includes 13,876 shares owned, options to purchase 172,000 shares and 57,324 deferred stock units.

(4) Includes 5,522 shares owned, options to purchase 76,500 shares, 10,821 deferred stock units and 499 shares held in the Bowne Stock Fund in the 401(k) Savings Plan.

(5) Includes options to purchase 27,572 shares and 6,160 deferred stock units under the Stock Plan for Directors.

(6) Includes 53,433 shares owned, options to purchase 830,800 shares, 198,681 deferred stock units, and 1,984 held in the Bowne Stock Fund in the 401(k) Savings Plan.

(7) Includes options to purchase 5,000 shares and 10,265 deferred stock units under the Stock Plan for Directors.

(8) Includes 5,000 shares owned, options to purchase 38,375 shares, and 12,492 deferred stock units under the Stock Plan for Directors.

(9) Includes 200 shares owned indirectly, options to purchase 17,880 shares, and 5,892 deferred stock units under the Stock Plan for Directors.

(10) Includes 190,022 shares owned, options to purchase 11,500 shares and 14,060 deferred stock units under the Stock Plan for Directors.

(11) Includes 2,500 shares owned, options to purchase 107,500 shares, 37,167 deferred stock units, and 2,101 shares held in the Bowne Stock Fund of the 401(k) Savings Plan.

(12) Includes options to purchase 36,107 shares and 9,441 deferred stock units under the Stock Plan for Directors.

(13) Includes options to purchase 28,955 shares and 11,756 deferred stock units under the Stock Plan for Directors.

(14) Includes 22,000 shares owned, options to purchase 36,819 shares and 19,675 deferred stock units under the Stock Plan for Directors.

(15) This group consists of 21 individuals. The shares reported in the table for the group include 29 shares owned by one corporate officer not named in the table, together with options to purchase 654,100 shares, 173,978 deferred stock units, and 9,130 shares held in the Bowne Stock Fund of the 401(k) Savings Plan for the benefit of eight corporate officers not named in the table.

Report on executive compensation by the Compensation and Management Development Committee

In 2003, the Compensation and Management Development Committee (“Committee”, formerly called the “Compensation Committee”) recommended and the Board of Directors (“Board”) approved a Charter for the Committee. The Charter complies with the Sarbanes-Oxley requirements. The Charter sets forth the authority and responsibilities of the Committee that are further described below and which in general are a statement of the principles and practices that the Committee maintained in the past. The Charter can be found at the Company’s Internet site: www.bowne.com.

The Committee is comprised of four directors all of whom have been determined by the Board to be “independent” directors within the meaning of the NYSE listing standards and none of whom has any interlocking relationship with the Company. The purpose of the Committee is to assist the Board in carrying out its responsibility with respect to the Company’s compensation programs, executive succession planning and management development. Our decisions are subject to the approval of the Board of Directors except for those decisions relating to the Chief Executive Officer (“CEO”) which are subject to the approval of the independent members of the Board. The Committee reviews all material components of compensation paid to the Company’s senior executives and major business unit managers including base salary, incentive plans and stock-based programs. A substantial portion of the compensation potential of each individual under our review is based on the Company’s financial performance, because we firmly believe that aligning each executive’s interest with those of our shareholders best serves both the immediate and the long-range benefits of the stockholders and the Company.

In addition, the Committee periodically reviews and considers modifications to the Company’s compensation and benefit plans and programs, especially with regard to their effectiveness in promoting corporate performance and in realizing business strategies.

On an annual basis, the Committee reviews the Company’s succession planning and management development initiatives through the Company’s Management Continuity System.

The Committee met in December of 2002, primarily to set salary and incentive levels for 2003 and to make stock option grant recommendations. In 2003, we met three times: in March to determine incentive awards for 2002 performance; in September to review the Company’s Management Continuity System and succession plans, to discuss compensation philosophy and to review the guidelines which give direction to our independent executive compensation consultants; and in December primarily to set salary and incentive levels for 2004 and to make stock option grant recommendations. The Board approved all of the Committee’s actions including our determination of the specific amounts and forms of compensation reported in the Company’s proxy statement.

This year we took 12 key employees under our direct review, including the CEO and the other individuals named in the summary compensation table in the Proxy Statement.

Compensation Benchmark Study and General Methodology. Each year a leading independent consulting firm that specializes in executive compensation is engaged to provide the Committee with comparable market data for total compensation and each significant component of compensation. The Committee meets with the consulting firm to discuss the compensation study, the relative market position of the individual executives, the compensation of the CEO and the other executives, and recommendations made by the Company. The compensation study is based on confidential, non-public information, which the consulting firm gathers, as well as on published data concerning salaries, incentive awards and stock options at peer companies. The peer companies selected are not always identical to the peer group represented by the index referred to in the Proxy Statement under the heading “Comparison of five-year cumulative total return”.

Although the review includes peer companies generally viewed as comparable in size and industry, we also believe that the retention of well-qualified executives, especially those in positions with functional areas of responsibility, often requires that compensation must be competitive with employers across a wide spectrum of industries which may not necessarily be peers of the Company. Therefore in evaluating all components of total compensation, the Committee also considers factors other than peer company information. We take into account the Company’s overall financial performance as well as the performance of its individual business units. We consult published data on professional compensation generally and we factor in our own subjective perception of the contributions each individual under review made to the Company during the year and, in the case of managers of specific business units, the individual’s contributions to their business units.

Finally, the Committee applies long-standing Company policies, which are designed to attract and retain superior executive talent; to provide incentives and rewards for executives who contribute to the Company’s success; and to link executive compensation with both corporate performance and the creation of long-term shareholder value. The Committee’s objective is to maintain base salary and total compensation levels consistent with the Company’s leadership position in several highly specialized business areas. Generally, the total compensation for each executive under our review is targeted between the 50th to 75th percentiles of the comparable market. Because total compensation includes base salary, annual incentive award, long-term incentive, and stock options, we assess the combined value of these components, and determine the respective amounts of the components, with the aim that the sum of the components (at target levels) will place total targeted compensation in the desired range.

2003 Compensation. The compensation we reviewed for each executive for fiscal 2003 was an aggregate of: annual base salary determined before the year began; an annual incentive award and a long-term incentive award, both of which are payable in the form of cash or deferred stock equivalents, or both; and stock options. With the exception of the CEO, all individual compensation considerations began with proposals made by the CEO, and took into account advice from our compensation consultant and from the Company’s own human resources professionals. All final recommendations were made by the Committee and approved by the Board of Directors.

2003 Base Salaries. Base salaries of the majority of the key executives reviewed by the Committee had not been increased since 2000. The Committee’s decision at the end of 2001 not to grant salary increases for 2002, a second year in a row, raised a concern that the competitive position of the executives’ base salaries in comparison to similar positions was eroding and that adjustments in addition to merit increases would be required in future years to maintain our competitive position of between the 50th and 75th percentile.

In determining the 2003 base salaries, those concerns were addressed. After review of the benchmark study and upon the recommendation of our compensation consultants, the Committee determined that five of the 12 executives were being paid a base salary that was significantly below the competitive range for the position. The base salary increases of those five executives ranged from 9.1% to 21.7% which included a 9.1% increase for Robert Johnson, Chairman and CEO; however, the Committee believes his base salary remains significantly below the competitive range for his position. Additionally, two of the executives, who were within the competitive range of their previous position, were promoted and received promotional increases of 9.1% and 10.4%. The remaining five executives reviewed received an increase in their base salary of 3.5%.

2003 Annual Incentive Awards. In March 2004, the Committee reviewed annual incentive awards with respect to 2003 in accordance with the terms of the Company’s annual incentive award program and the attainment of financial and individual goals established at the Committee’s December 2002 and March 2003 meetings.

The annual incentive awards are funded if financial targets for the total Company and for each individual business units are met. The Company did not achieve its 2003 incentive award minimum financial threshold and no annual incentive awards were granted for the corporate portion of the annual incentive awards. Due to the continued soft market for outsourcing services, Bowne Business Solutions also did not reach its annual incentive minimum financial threshold and no annual incentive awards were paid to employees of Bowne Business Solutions, including the President of Bowne Business Solutions.

In 2001 and 2002 significant cost reductions and operating efficiencies were made in Bowne Financial Print and in the Operations and Technology Platforms which resulted in improved profitability despite a continued depressed financial print market. The combined Bowne Financial Print, Bowne Enterprise Solutions, and Platforms achieved 42.6% of their annual incentive award financial threshold. Bowne Global Solutions also achieved significantly improved profitability and margin improvement and reached 62.5% of its annual incentive award financial threshold. The six executives responsible for those business units received a portion of their annual incentive award based on the attainment of the unit’s financial goals and performance measured against their personal goals. Forty-six corporate employees, three of whom are corporate executives who are reviewed by the Committee, received a discretionary annual incentive award of approximately 25% of their individual target award. The remaining five corporate executives including the CEO and the executive responsible for Bowne Business Solutions did not receive an annual incentive award for 2003.

2003 Long-Term Incentive Plan. In 2003, the individual targets under the long-term incentive plan were changed to a percent of base salary and were increased to meet current market levels. The original targets were set six years ago as a flat dollar amount and have eroded in relation to current base salaries and the competitive market. Additionally, participation in the long-term incentive plan was expanded to include an additional 30 key executives.

The long-term incentive plan encourages and rewards improvements in targeted measures of long-term performance. Specifically, the measurements on which the Committee focused in 2003 were the reduction of sales collection periods and the increase of free cash flow return on average invested capital. The sales collection measure is days outstanding from the date an invoice is generated. Free cash flow return is measured on a three-year rolling average basis. The Company and certain of the business units attained or exceeded their targets. All business units reached the minimum long-term incentive plan performance threshold. Therefore, the actual awards earned by the individual executives vary from 36.1% to 120% of the targets that the Committee established at the beginning of the year. The Corporate executives named in the summary compensation table of the Proxy Statement attained between 58.6% and 120% of the target award.

Under the terms of the long-term incentive plan, each executive may elect to convert any or all of the awards into deferred stock units (“DSUs”). Any awards above 100% of the target amount are automatically converted into DSUs. All awards converted into DSUs are matched by the Company with an additional 20% in the form of additional DSUs. These DSUs are held until the executive terminates employment or, for shares that the executive voluntarily elects to defer, he or she may elect a deferral period equal to a set number of years, not less than 2 years. All DSUs are issued as common stock at the rate of one share for each unit.

2003 Stock Options. During 2003, the Committee recommended that the Board award options for the purchase of the Company’s common stock to executives under its review, including the CEO and the other executives named in the summary compensation table of the Proxy Statement. A significant equity position in the Company, we believe, not only rewards sustained efforts by an executive but also focuses those efforts upon enhancing shareholder value. Initially, the CEO suggests specific numbers of options for the executives under our review other than himself, based in each case on the individual’s personal achievements, as well as the CEO’s subjective view of that individual’s opportunity for contribution to the overall performance of the Company. The Committee reviews the recommended grants and establishes a specific number of shares for the CEO. We granted options to the named executives at the median level of established guidelines for each employment position except to the CEO who received a grant at the upper end of the stock option guidelines, which was approved by the Board.

The options granted in 2003 to individuals named in the summary compensation table of the Proxy Statement will become exercisable in installments over a two-year period following the grant, thus helping to secure continued service from the grantees. The options are exercisable within seven years. Options that are not exercised within the seven-year period are forfeited. Options granted to the executives named in the summary compensation table of the Proxy Statement, including the CEO, represented 24.4% of all the options granted to employees in 2003. In determining the amount of options granted as a component of total compensation, we consider the cash value of options under accepted valuation methodologies.

In addition, the Committee authorized a pool of 750,000 options that were granted to key corporate and business unit executives. The same vesting period, expiration terms and grant price apply to the option grants to key employees as the option grants made to the executives under review by the Committee. The Committee believes that such option grants are a valuable tool to attract and retain key employees.

Finally, the Committee approved a pool of 100,000 option grants to newly hired employees provided the individual option grants are made within the established guidelines for the employment position and do not exceed stock option grants of 20,000 shares per employee.

Stock Ownership Guidelines. The Committee recommended and the Board of Directors approved the adoption of stock ownership guidelines effective January 1, 2004. The objective of the stock ownership guidelines is to create a linkage between shareholders and senior executives and non-employee Directors through an expected level of ownership and retention of stock. Directors and key executives (currently defined as the CEO and Senior Vice Presidents whose compensation is reviewed by the Committee) each have a targeted number of shares that they are expected to own. The directors and key executives will have five years to meet the stock ownership guidelines. Shares credited toward meeting the ownership guidelines include all shares owned outright, deferred stock units and shares held in the benefit plans on behalf of the key executive. Stock options grants are not included in satisfying the ownership guidelines. Provided the ownership guidelines are met, the director or key executive will have more flexibility to sell stock or exercise stock options and may elect to have portions of his or her compensation normally paid in stock or deferred stock unit be paid in cash.

Supplemental Executive Retirement Plan Changes. In setting compensation for 2003, the Committee was concerned that the total compensation for Robert Johnson and Carl Crosetto was significantly below the competitive market. One available area to close the gap in total remuneration versus the competitive market is retirement income. After discussions with our compensation consultant, the Committee recommended and the Board approved an amendment to the supplemental executive retirement benefits for Robert Johnson and Carl Crosetto to provide a replacement of 60% of average annual compensation, and define annual compensation for this purpose as the average of the 3 highest base salaries plus the average of the 3 highest annual incentive awards. Further, the base salaries and the annual incentive awards used in the calculation of the retirement benefits would not necessarily be from the same fiscal years. In combination with their low relative ranking in the other areas of compensation, we believe that these changes brought them closer to a median market position for their total compensation and benefits.

Other Benefits. The Committee believes that a variety of other employment benefits must be also maintained in order to be competitive in attracting and retaining talented executives. Among the more important are; retirement benefits provided under our 401(k) Savings Plan, the Pension Plan, and the Supplemental Executive Retirement Plan; severance benefits provided under the Termination Protection Agreements; and, the components of executive incentive compensation in the form of DSUs pursuant to the Deferred Award Plan, as described in the Proxy Statement.

The Chief Executive Officer. The Committee followed the same criteria that were used in determining the compensation for the Company’s senior executives in recommending to the Board the base salary, annual incentive award, long-term incentive award and stock option grant to the CEO for 2003. The CEO’s base salary for 2003 was increased 9.1%, after which increase his base salary was still below the 50% percentile in the competitive market. He did not receive an annual incentive award for 2003. We recommended and the Board approved the CEO’s target annual incentive award and target long-term incentive award opportunity for fiscal 2004, and the level of his stock option grant. The Committee and the Board believe that the CEO’s targeted total compensation should range between the 50th and 75th percentile of compensation of peer companies’ chief executive officers.

Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code does not allow the Company to deduct certain forms of annual compensation in excess of $1 million to the most highly compensated executives unless the relevant compensation program is “performance-based” and certain material terms have been approved by the shareholders. In implementing all compensation policies of the Company, the Committee strives to preserve the tax deductibility of compensation paid, to the extent that this objective does not impair the operation or effectiveness of the Company’s compensation programs. However, the Committee and the Board have maintained flexibility to enter into arrangements, which may result in non-deductible compensation to the senior executives of the Company.

The undersigned, being all the members of the Compensation and Management Development Committee, submit this report to the Company’s stockholders.

Vincent Tese, Chairman
Gloria M. Portela
H. Marshall Schwarz
Harry Wallaesa

Executive Compensation

Summary Compensation Table		Annual Compensation		Long-Term Compensation

				No. of shares	Deferred	Long-term
				underlying	stock	incentive	All Other
Name and principal position	Year	Salary(1)	Bonus(1)	options(2)	awards(3)	payouts(4)	Compensation(5)

Robert M. Johnson	2003	$600,000	$0	200,000	$197,315	$131,850	$34,262
Chairman of the Board and	2002	$550,000	$0	110,000	$285,934	$100,000	$7,484
Chief Executive Officer	2001	$550,000	$0	167,000	$235,533	$0	$5,059

Carl J. Crosetto(6)	2003	$465,000	$0	50,000	$56,144	$102,184	$39,608
President	2002	$425,000	$0	71,000	$138,771	$50,000	$19,285
	2001	$424,038	$0	106,500	$114,458	$0	$16,896

James E. Fagan, Jr.	2003	$300,000	$84,420	26,000	$84,900	$20,000	$15,652
Chief Executive Officer	2002	$275,000	$0	23,000	$38,064	$15,000	$6,999
Bowne Global Solutions	2001	$275,000	$50,000	65,000	$20,668	$0	$3,395

Kenneth Swanson	2003	$274,300	$57,055	26,000	$49,318	$0	$20,865
Senior Vice President,	2002	$265,000	$0	23,000	$57,081	$0	$12,685
Manufacturing	2001	$250,000	$0	35,000	$15,462	$0	$10,200

C. Cody Colquitt(7)	2003	$280,000	$0	26,000	$52,449	$0	$43,582
Senior Vice President and	2002	$230,000	$0	23,000	$76,344	$0	$35,685
Chief Financial Officer	2001	$223,300	$0	50,000	$42,638	$0	$33,296

Notes:

(1) Salary and bonus. The individuals named in the table were the five most highly compensated executives of the Company in 2003. The column headed “Salary” shows annual base salaries, and the column headed “Bonus” shows cash payments under the Company’s annual incentive program related to performance in 2003. The Compensation and Management Development Committee of the Board of Directors fixed the base salaries before the year began and awarded the incentives after the year ended within ranges of incentive potential previously established. The Committee linked a substantial part of each incentive award to the Company’s financial performance for 2003 and the balance to the achievement of specific strategic objectives negotiated with each individual at the beginning of the year. For more information, see “Report on executive compensation by the Compensation and Management Development Committee” at pages 21-25 of this booklet.

(2) Stock options. The Compensation and Management Development Committee granted these options under qualified stock option plans which were approved by the Company’s stockholders and which meet regulatory requirements.

(3) Deferred stock awards. The table shows the cash value of deferred stock units awarded to the named individuals with respect to 2003 under the Company’s Long-Term Performance Plan and its Deferred Award Plan, described on page 30 of this booklet. We calculated the cash value using either the average fair market value of the common stock for the last five days of 2003 or, in the case of imputed dividends payable on the stock, the market value on the relevant dividend payment date.

(4) Long-term incentive payouts. For details, see the table called “Long-term incentive plans — Awards in last fiscal year” and the note to that table on pages 30-31 of this booklet.

(5) All other compensation. This column includes car allowances and payments under the following compensation plans which are described below as of December 31, 2003:

•	401(k) Savings Plan. This is a defined contribution plan for eligible employees that meets regulatory requirements. The Company makes matching contributions to the account of an employee based on the percent of annual compensation (as defined under the plan) that the employee elects to contribute. The Company matches 100% of the first 3%, and 50% of the next 2% of annual compensation that the employee contributes on a pre-tax basis. Account balances under this plan are not taxable until the Company distributes benefits at retirement or when employment terminates.

•	Excess ERISA Plan. This is a supplemental arrangement which allows certain highly compensated executives to reduce the negative effect of limits imposed by the Employee Retirement Income Security Act of 1974 on the contributions under the 401(k) Savings Plan.

(6) Mr. Crosetto retired from the Company on December 31, 2003. As described on page 11 of this booklet, Mr. Crosetto also receives consulting fees and reimbursement for reasonable business related expenses, as well as 30,000 options for his Board Membership for 2004 which are not included in this table. Both grants will vest over two years.

(7) Mr. Colquitt received a loan upon relocation. The loan is forgiven over a five-year period. The amount of the loan forgiven is included in the All Other Compensation column.

	Number of shares
Option grants in	underlying	Percentage of total
last fiscal year	options	options granted	Exercise price		Grant date
Name	granted(1)	in fiscal year	per share	Expiration date	present value(2)

Mr. Johnson	200,000	14.8%	$13.855	December 30, 2010	$580,000

Mr. Crosetto	50,000 (3)	3.7%	$13.855	December 30, 2010	$145,000

Mr. Fagan	26,000	1.9%	$13.855	December 30, 2010	$75,400

Mr. Swanson	26,000	1.9%	$13.855	December 30, 2010	$75,400

Mr. Colquitt	26,000	1.9%	$13.855	December 30, 2010	$75,400

Notes:

(1) The Compensation Committee issued these incentive stock options under the Company’s 1999 Incentive Compensation Plan, a qualified plan approved by the stockholders, which meets regulatory requirements. The Committee normally makes option grants at the end of the fiscal year, when it evaluates the accomplishments of eligible employees. Each option permits the grantee to purchase shares of common stock at their fair market value on the date of the grant. The fair market value used is the mean of the highest and the lowest trading prices reported on the Exchange on that date.

The Committee determined the number of shares each grantee may buy by applying guidelines established in earlier years.

The Committee set the vesting schedule and the other terms of the 2003 options on the grant date. A corporate officer may exercise 50% of the grant on the first anniversary of the grant and the balance on the second anniversary. Each option will expire on the seventh anniversary or earlier under certain circumstances. Options are not transferable, and the grantee may forfeit them by competing against the Company and in some other cases.

The options of an employee who terminates employment due to death or permanent and total disability will immediately be 100% vested. Options awarded to employees who retire from the Company continue to vest on the same schedule as contained in the option grant as if the optionee were still employed by the Company and remain exercisable until their termination date.

The Board or the Committee has discretion to accelerate the exercisability of any options. Exercisability accelerates automatically if there is a change of control of the Company. Examples of change of control include an acquisition of at least 15% of the outstanding stock, a successful tender offer by a party other than the Company itself, the election of at least a third of the Board whom the current Board did not nominate, and a merger, consolidation or liquidation of the Company or sale of all or substantially all its assets.

(2) We calculated present values using a discounted Black-Scholes option-pricing model. In addition to information presented in the table, the method we used relied on these assumptions:

•	The common stock has a volatility rate of approximately 34% based on a weighted average of monthly closing prices over the three-year period preceding the grant date

•	The current risk-free rate of return on U.S. Treasury Bills is approximately 2.3%

•	The annual dividend yield of the stock is 1.6%

•	The expected time of exercise is three years

We did not adjust the present values to reflect the non-transferability of options but discounted the values 7.5% for risk of forfeiture based on the vesting schedule of the grants. The values which an optionee may actually realize from the exercise of these options may be substantially different from the values shown in the table. Future events and factors currently unknown will continue to influence the Company’s performance. Furthermore, stockholders and other investors should not view the values shown here as a forecast of the performance of the common stock or of future growth in its market price.

(3) As described on page 11 of this booklet, Mr. Crosetto also received 30,000 options for his Board membership for 2004 not included in this table. Both grants will vest over two years.

			Securities underlying
			unexercised options		Value of unexercised
			at fiscal year-end		in-the-money options
Aggregated option exercises	Shares				at fiscal year-end(3)
in last fiscal year and fiscal	acquired
year- end option values	on	Value
Name	exercise(1)	realized	Exercisable	Unexercisable	Exercisable(2)	Unexercisable

Mr. Johnson	0	$0	830,800	255,000	$1,796,539	$180,125

Mr. Crosetto	5,000	$24,365	454,750	85,500	$1,182,277	$116,263

Mr. Fagan	0	$0	76,500	37,500	$164,038	$37,663

Mr. Swanson	0	$0	154,200	37,500	$308,382	$37,663

Mr. Colquitt	0	$0	101,700	37,500	$187,469	$37,663

Notes:

(1) One of the executives named in this table exercised options during 2003.

(2) The table reflects no value for options that were “under water” on the last trading day of 2003, which means that they were only exercisable on that date at prices higher than the market value of the common stock.

(3) The market value of the common stock was determined using the average of the high and low price per share on December 31, 2003, which was $13.855 per share.

(3) As described on page 11 of this booklet, Mr. Crosetto also received 30,000 options for his Board membership for 2004 not included in this table. Both grants will vest over two years.

Long term incentive plans — Awards in the last fiscal year	Deferred stock
Name	units awarded

Mr. Johnson	16,137
Mr. Crosetto	5,237
Mr. Fagan	6,445
Mr. Swanson	3,884
Mr. Colquitt	4,106

Note:

Deferred stock units in this table represent the right to receive the same number of shares of common stock when the executive retires or terminates employment. A holder of these units may not vote them, but the Company credits him or her with the equivalent of any cash dividends paid on the common stock and converts that amount into additional units. These deferred stock units are comparable with those awarded under certain circumstances to the Company’s non-employee directors, as described on page 11-12 of this booklet under the heading “Compensation of Directors.” The Compensation Committee awarded the deferred stock units shown in this table under two plans described below. The cash values of deferred stock units awarded to the five most highly compensated executives under these two plans also appear in the summary compensation table on page 26 of this booklet as “Deferred stock awards,” and any amounts paid in cash under the same plans appear there as “Long-term incentive payouts.”

•	Long-Term Performance Plan. At the beginning of each year, the Committee sets aggressive goals under this plan to reward improvements in targeted measures of long-term performance. To the extent that the Company achieves these goals, each participating executive may elect to receive his or her individual award under the plan either in cash or in deferred stock units, but he or she must take deferred stock units for any additional award reflecting achievement in excess of the goals. The number of units in each award is 120% of the amount of the cash benefit subject to the deferral.

For 2003, the Committee based 60% of each award under this plan on efforts to reduce sales collection periods, and the balance on continuing to improve a three-year rolling average of free cash flow return on average invested capital. Each of the Company’s business units met different levels for the goal for the reduced sales collection periods. The goal for improved three-year rolling average of free cash flow return on average invested capital was not met by any of the Company’s business units. The resulting long-term awards range from 36.1% to 120% of the previously set targets.

•	Deferred Award Plan. This plan governs the deferral of other components of executive compensation, again in the form of deferred stock units. First, under the Company’s annual incentive plan, any amount earned in excess of the target incentive award must be paid in the form of deferred stock units. Second, if the Internal Revenue Code forbids the Company to take a tax deduction for a particular cash bonus payment, deferral of that payment is mandatory. In both cases, the plan provides that the executive will receive deferred stock units equivalent in value to 120% of the portion of his or her incentive award which is subject to deferral. Third, if a contribution the Company makes under the 401(k) Savings Plan for the benefit of a particular executive would exceed the limit imposed by the Employee Retirement Income Security Act, then the Company makes only the allowable contribution to the executive’s account and converts the balance into deferred stock units. In the latter case the Company’s Excess ERISA Plan described on page 27 of this booklet provides for income taxes on the disallowed portion by awarding deferred stock units equivalent to 140% of the amount by which the contribution would have exceeded the allowable limit.

In a case of financial hardship, the Compensation Committee has discretion to make an early distribution from an executive’s account. The distribution in an appropriate case will be the minimum number of shares of the common stock sufficient to cover the hardship. The Committee also has discretion to revoke any award made under these incentive plans if an executive competes against the Company or discloses confidential information.

Pension plans	Annual benefit at age 62 if average compensation is:
Name	$300,000	$500,000	$700,000	$900,000	$1,000,000

Mr. Johnson	$180,000	$300,000	$420,000	$540,000	$600,000

Mr. Crosetto	$180,000	$300,000	$420,000	$540,000	$600,000

Mr. Fagan	$150,000	$250,000	$350,000	$450,000	$500,000

Mr. Swanson	$150,000	$250,000	$350,000	$450,000	$500,000

Mr. Colquitt	$150,000	$250,000	$350,000	$450,000	$500,000

Note:

Each individual named in the table participates in the Company’s Pension Plan, as do many other employees of the Company. They also participate in a Supplemental Retirement Plan for certain key employees designated by the Board. Retirement benefits under the combination of these two plans, described below as of December 31, 2003, do not appear in the summary compensation table on page 26 of this booklet.

•	Pension Plan. This is a defined benefit plan which meets regulatory requirements. A participant’s age, length of service and the average of his or her five years of highest cash compensation determine benefits under the plan. Cash compensation for this purpose is the sum of the salary and bonus shown in the summary compensation table. These benefits are payable as a life annuity upon normal retirement at age 65, or the actuarial equivalent of that annuity. A participant may elect a discounted benefit on early retirement after age 55, subject to customary vesting rules.

•	Supplemental Retirement Plan. This unfunded plan supplements the Company’s Pension Plan by providing an additional life annuity for each key employee chosen to participate. The annual benefit under this plan, when combined with the benefit under the Pension Plan, generally equals one-half of a participant’s average cash compensation for his or her 60 highest-paid consecutive months during the final ten years of service. During 2003 this plan was amended to provide in the case of Mr. Johnson and Mr. Crosetto a replacement of 60% of final three-year average compensation, and to define compensation for these two executives as their three highest annual salaries plus their three highest annual incentive awards, not necessarily from the same years.

•	Combined benefit. A participant will normally receive the full benefit under the combined plans if he or she retires at age 62 after at least five years of service, or at any age after 30 years of service. A participant who retires after age 55 with fewer than 30 years of service will receive a partial benefit representing a 5% reduction for each year between the early retirement date and age 62, prorated on a monthly basis. When Mr. Crosetto retired from the Company on December 31, 2003, he had 30 years of service and therefore received the maximum benefit under the combined plans. Based on their anniversaries of hiring, the other individuals named in the table would receive approximately the following percentages of their full benefits if they retired after reaching age 55 and after completing at least five years of service: Mr. Johnson 80% today, Mr. Fagan 65% in 2007, Mr. Swanson 65% in 2011 and Mr. Colquitt 65% in 2016. Certain events producing a change of control of the Company may also make benefits available to the named executives prior to age 62.

Contractual arrangements with executives

The senior executives named in the summary compensation table on page 26 of this booklet and some other key employees of the Company have signed identical Termination Protection Agreements with the Company. These agreements will provide a benefit to the employee if the Company terminates his or her employment without cause and within 30 months after a change in control of the Company, as the agreements define those terms. The executive will receive the same benefit when a change of control is imminent if he or she chooses to resign due to a reduction in responsibilities or compensation, or if an outside party acquiring control asks the Company to terminate the employee. The benefit in those cases will normally be twice the sum of the employee’s base salary and latest target bonus under the annual bonus program.

The Company has a separate written agreement with Mr. Johnson which would apply if the Company terminates him without cause or if he resigns with good cause. In addition to retirement benefits available to other senior executives of the Company, Mr. Johnson would receive a lump sum payment equal to the bonus he received for his last fiscal year before the termination. For 18 months after the termination, he would also continue to receive payments equal to his base salary in effect at the time of termination.

In connection with Mr. Crosetto’s retirement from the Company, the Company signed a two-year consulting agreement with Mr. Crosetto which is described on page 11 of this booklet.

Other Information

Proposals and nominations by stockholders. Any stockholder may ask the Company to consider including a proposal in our proxy statement for the Annual Meeting in the year 2005. The proposal may be the nomination of a candidate for the Board of Directors, a by-law amendment or any other matter that is proper, under Delaware law. The Company will consider these proposals for inclusion in the Company’s proxy materials for the Annual Meeting in the year 2005 only if they reach our executive offices by December 13, 2004.

A stockholder’s proposal must be in writing and must identify the proposer. In accordance with the Company’s By-laws, a stockholder proposal must be received by the Company not earlier than 90 days nor later than sixty 60 days in advance of the anniversary of the Company’s previous annual meeting. If the date of the annual meeting occurs more than 30 days before or 60 days after the anniversary of the Company’s previous annual meeting, stockholder proposals must be received no later than the close of business on the later of (i) the sixtieth day prior to such annual meeting and (ii) the tenth day following the date on which public announcement of the date of such meeting is first made. Proposals received after the time limit described above will be considered untimely. The nomination of a director candidate must also include written consent by the nominee that he or she will serve, if elected, as well as the information about both the candidate and the proposer which the rules and regulations of the Securities and Exchange Commission or the Exchange would require in a proxy statement relating to the election of that candidate.

All proposals and nominations should be addressed to our executive offices at 345 Hudson Street, marked to the attention of Scott L. Spitzer, Vice President, Associate General Counsel and Corporate Secretary.

The Company has no notice that any stockholder will offer a nomination, by-law amendment or other proposal at the 2004 Annual Meeting.

Section 16(a) Beneficial Ownership Reporting Compliance. The Company believes that during fiscal year 2003 all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Act of 1934 were timely filed except as follows: one report on Form 4 relating to the exercise of options and related sale of common stock by Robert Baker, an executive officer, was filed late.

About Form 10-K. The Company files an annual report on Form 10-K every year with the Securities and Exchange Commission. By regular mail or by posting on the Company’s website (www.bowne.com) we have delivered to each stockholder a copy of that report for the fiscal year ended December 31, 2003. Anyone may request a copy of the latest Form 10-K by writing to Scott L. Spitzer, Vice President, Associate General Counsel and Corporate Secretary, Bowne & Co., Inc., 345 Hudson Street, New York, NY 10014; or by e-mail to scott.spitzer@bowne.com.

Appendix A

BOWNE & CO., INC.

AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

CHARTER

Members and Purposes

The audit committee of the board of directors of Bowne & Co., Inc. shall consist of a minimum of four directors. Members of the committee shall be appointed by the board of directors upon the recommendation of the nominating and corporate governance committee and may be removed by the board of directors in its discretion. All members of the committee shall be “independent directors” as determined by the board of directors under the standards of the New York Stock Exchange and the Sarbanes-Oxley Act, and shall also satisfy the New York Stock Exchange’s more rigorous independence requirements for members of the audit committee. All members shall have sufficient financial experience and ability to enable them to discharge their responsibilities and, when practicable at least one member shall be an “audit committee financial expert” as defined in the Sarbanes-Oxley Act.

The purpose of the committee shall be to assist the board in its oversight of the quality and integrity of the financial statements of the company, the company’s compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor, and the performance of the company’s internal audit function and the independent auditor.

Authority and Responsibilities

In furtherance of this purpose, the committee shall have the following authority and responsibilities:

1.	To appoint, and if desired by the committee, submit, for shareholder ratification, the independent auditor to examine the company’s accounts, controls and financial statements. The committee shall have the sole authority and responsibility to select, evaluate and if appropriate replace the independent auditor. The committee shall have the sole authority to approve all audit engagement fees and terms. The committee or the chair of the committee (if the services are within guidelines previously established by the committee) must pre-approve any engagement in accordance with the guidelines.

2.	To discuss with management and the independent auditor the annual audited financial statements and quarterly financial statements, including matters required to be reviewed under applicable legal, regulatory and New York Stock Exchange requirements.

3.	To discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance provided to analysts and to rating agencies.

4.	To discuss with management and the independent auditor, as appropriate, any audit problems or difficulties and management’s response, and the company’s risk assessment and risk management

A- 1

policies, including the company’s major financial risk exposure and steps taken by management to monitor and mitigate such exposure.

5.	To review and agree upon the company’s financial reporting and accounting standards and principles, significant changes in such standards or principles or in their application and the key accounting decisions affecting the company’s financial statements, including alternatives to, and the rational for, the decisions made.

6.	To review and approve the internal corporate audit functions, including: (i) purpose, authority and organizational reporting lines; (ii) annual audit plan, budget and staffing; and (iii) concurrence in the appointment and compensation of the director of internal audit.

7.	To review, with the chief financial officer, and the director of internal audit, or such others as the committee deems appropriate, including the independent auditor, the company’s internal system of audit and financial controls and the results of internal audits.

8.	To assess auditor independence and to review at least annually all relationships between the independent auditor and the company.

9.	To prepare and publish an annual committee report in the company’s proxy statement.

10.	To set policies for the hiring of employees or former employees of the company’s independent auditor.

11.	To meet, as deemed appropriate, with the general counsel to review any policies, business practices, controls, disclosure procedures and any legal matter that could have a significant impact on the company’s financial statements.

12.	To meet separately at least quarterly with the management, the director of internal audit and the company’s independent auditors.

13.	To retain such outside counsel, experts and other advisors as the committee may deem appropriate in its sole discretion. The committee shall have sole authority to approve related fees and retention terms for such advisors which shall be paid by the company.

14.	To report its recommendations to the board after each committee meeting and conduct and present to the board an annual performance evaluation of the committee. The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the board for approval.

15.	To establish procedures for: (i) the receipt, retention and treatment of complaints received by the corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the company of concerns regarding questionable accounting or auditing matters.

A- 2

Directions to The Grolier Club

•	By subway, take the 4, 5, 6, N or R Train to Lexington Avenue & 59th Street. This station is both a local and an express stop. There is also a subway station at Fifth Avenue and 59th Street on the N and R lines.

•	By bus, take the M1, M2, M3 or M4 uptown on Madison Avenue or one of the same buses downtown on Fifth Avenue.

•	For cars, there are many parking facilities throughout the neighborhood, including Stoppers Parking Corp. at 136 East 60th Street near Lexington Avenue, between Park and Lexington Avenues.

BOWNE
EMPOWERING YOUR INFORMATION℠

Bowne & Co., Inc.
345 Hudson Street
New York, NY 10014
212.924.5500
www.bowne.com

BOWNE & CO., INC.
Annual Meeting of Stockholders
Thursday, May 27, 2004

YOUR VOTING INSTRUCTIONS CARD IS ATTACHED BELOW.

You may vote by Internet, by telephone (United States only) or by conventional mail.

Please read the other side of this card carefully for instructions.

However you decide to vote, your representation

at the Annual Meeting of Stockholders is important to Bowne.

VOTING INSTRUCTIONS (Proxy)

Your vote is solicited on behalf of the Board of Directors.

     Revoking any prior appointment, the person signing this card appoints Robert M. Johnson and Scott L. Spitzer, and each of them, attorneys-in-fact and agents with power of substitution, to vote as proxies for the undersigned at the Annual Meeting of Stockholders of Bowne & Co., Inc. to be held at The Grolier Club, 47 East 60th Street, New York, New York, on Thursday, May 27, 2004, beginning at 10:00 A.M. (local time), and at any adjournment thereof, with respect to the number of shares the undersigned would be entitled to vote if personally present. In the case of shares owned beneficially through the Bowne Employees’ 401(k) Savings Plan or Global Employee Stock Purchase Plan, the participant signing this card instructs the plan trustees and their proxies to vote with respect to the number of shares held for his or her account.

     The shares covered by these instructions, when properly executed, will be voted in accordance with recommendations by the Board of Directors and with the discretion of the named proxies on any other business that may properly come before the meeting, unless instructions to the contrary are indicated on the reverse side.

     The person signing acknowledges receipt of a copy of the proxy statement relating to the Annual Meeting.

BOWNE & CO., INC.
P.O. Box 11191
(Continued, and to be dated and signed, on the other side)	New York, N.Y. 10203-0191

To Vote by		To Vote by		To Vote by
TELEPHONE		INTERNET		MAIL
1-866-874-4877		https://www.proxyvotenow.com/bne

• Use any touch tone telephone in the United States.		• Go to the website address listed above.		• Mark, sign and date your Proxy Card.

• Have your Proxy Form in hand.	OR	• Have your Proxy Form in hand.	OR	• Detach card from Proxy Form.

• Enter the Control Number located in the box below.		• Enter the Control Number located in the box below.		• Return the card in the postage-paid envelope provided.

• Follow the simple recorded instructions.		• Follow the simple instructions.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy. If you are outside of the United States, please vote by the Internet or mail back your proxy card promptly.

CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING
If you consented to receive proxy materials via the Internet
Bowne’s Proxy Statement and Annual Report are available on Bowne’s website at: www.bowne.com

1-866-874-4877

CALL TOLL-FREE TO VOTE

Ú DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET Ú

☒
Votes must be indicated (x) in Black or Blue ink.

1.	Election of Class II Director
Nominees: 01-C.J. Crosetto; 02-D.B. Fox; 03-L.A. Stanley

FOR ALL	☐	WITHHOLD FOR ALL	☐	*EXCEPTIONS	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

2.	Approval of the appointment of KPMG LLP as auditors.

FOR	☐	AGAINST	☐	ABSTAIN	☐

The Company representatives are also authorized to vote in accordance with their discretion on any other business that may properly come before the meeting.

If you consent to receiving Annual Reports and Proxy Statements by Internet in the future, please mark here:	☐

If you have noted an address change or comments on either side of this card, please mark here:	☐

Please sign exactly as the name appears hereon. If stock is held in names of joint owners, both should sign.

Date	Share Owner sign here	Co-Owner sign here